TBS International Limited Announces the Acquisition of its First Heavy-Lift Tweendecker Expanding its Fleet to 47 Vessels

HAMILTON, BERMUDA, September 10, 2008, TBS International Limited (NASDAQ: TBSI) announced today that it has entered into an agreement to acquire the M.V. CEC Cardigan, to be renamed M.V. Zia Belle, a 1997 built, 8,874 dwt heavy-lift multipurpose tweendecker with two 150 ton cranes, combinable up to 300 tons. TBS has agreed to acquire this vessel charter free for $20.6 million with expected delivery during the fourth quarter of 2008.

The Zia Belle will be TBS’ first tweendecker with heavy-lift gear, a cargo capability in demand for project shipping worldwide.

Following this purchase, TBS’ fleet will be comprised of 47 vessels with an aggregate of 1.4 million dwt, consisting of 24 multipurpose tweendeckers and 23 handysize/handymax bulk carriers. In addition, TBS has on order with Chinese shipyards six Roymar Class 34,000 dwt multipurpose vessels with retractable tweendecks, of which two are scheduled for delivery in 2009 and four in 2010.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “We are excited to announce the acquisition of the M.V. Zia Belle, our first heavy-lift tweendecker, which solidifies TBS’ operational capabilities in project cargoes and complements our multipurpose tweendecker fleet. Adding heavy-lift capability in the TBS Fleet will better enable TBS to service our growing list of customers engaged in global projects in the energy, mining, steel, construction and infrastructure industries which require vessels with heavy-lift capabilities.”

“Unlike a traditional dry bulk company which charters its vessels to other companies or trades its ships in the spot market, TBS has been able to achieve consistent growth with the implementation of our ‘Business First, Fleet Second’ strategy as well as our foundation of direct customer relationships. Despite the volatility in the shipping markets, our business continues to grow and we continue to evaluate opportunities to expand our fleet.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean, the Middle East and the Mediterranean. TBS adds value by offering its customers the TBS “5 Star Service”: ocean transportation, operations, project logistics, port services and strategic planning.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:

Ferdinand V. Lepere

Executive Vice President and Chief Financial Officer

TBS International Limited

Tel. 914-961-1000

InvestorRequest@tbsship.com

Investor Relations / Media:

Nicolas Bornozis

Capital Link, Inc., New York

Tel. 212-661-7566

E-mail: nbornozis@capitallink.com